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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 1 to Registration Statement No. 333-109388 of Payless ShoeSource, Inc. on Form S-4 of our report dated March 27, 2003, (October 1, 2003 as to Note 21) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the adoption of a new accounting principle and (ii) the application of procedures relating to certain other disclosures and reclassifications of financial statement amounts related to the February 2, 2002 and February 3, 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications), appearing in the Prospectus, which is part of this Registration Statement.


We also consent to the reference to us under the heading "Summary Consolidated Financial Information and Operating Information" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
October 17, 2003